Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR—INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL UPDATES HAYNESVILLE/BOSSIER SHALE ACREAGE AND DEVELOPMENT PLAN; 5 TCFE OF ADDITIONAL NET UNRISKED POTENTIAL IDENTIFIED

DENVER, COLORADO – June 30, 2008 — Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it has increased its acreage position in East Texas/North Louisiana to approximately 143,000 gross acres (113,000 net acres) through acquisitions and leasing activity.  Forest believes that approximately 114,000 gross acres (90,000 net acres) are prospective for the Haynesville/Bossier Shale trend in the current area of heightened activity in East Texas/North Louisiana.  The majority of Forest’s acreage is in Harrison County, Texas and Red River, Webster and Bienville Parishes of Louisiana.  The following details Forest’s revised plan for the full year of 2008 in East Texas/North Louisiana and updated drilling inventory to give effect to the Company’s identified Haynesville/Bossier Shale position:

	Haynesville / Bossier Shale	Total East Texas / North Louisiana *
Gross acreage (000’s)	114	143
Net acreage (000’s)	90	113
2008 vertical wells	10-15	82-87
2008 horizontal wells	2-3	14-15
Drilling rigs (4Q 2008)	2	13
Fully developed locations**	1,125	2,695
Net unrisked potential (Tcfe)***	5.0	5.8

*                 Total East Texas/North Louisiana includes both new Haynesville/Bossier Shale activity and existing Cotton Valley, Petit and Travis Peak activity.

**          Applicable to the lowest available/known spacing unit in and around Forest’s area of operation.

***   Does not include estimated proved reserves.

Forest’s current production in its East Texas/North Louisiana area is 75 – 80 MMcfe/d and is expected to exit 2008 at 85 – 90 MMcfe/d.

H. Craig Clark, President and CEO, stated, “Forest is well positioned to capitalize on the developing Haynesville/Bossier Shale play which has been identified as prospective on our acreage.  Our strategy in this shale will be similar to the one deployed in our highly successful horizontal development program being utilized in the Cotton Valley sands.  The Cotton Valley horizontal program has produced excellent results with initial producing rates ranging from 3.3 - 7.8 MMcfe/d.  Forest intends to employ a vertical pilot program in 2008 which includes 10

– 15 wells to test the Haynesville/Bossier Shale in order to identify potential horizontal targets.  We will then follow that up with a combined vertical and horizontal program to optimize the economics in the play.  Within this plan, Forest intends to commence a 2 – 3 well Haynesville/Bossier Shale horizontal program in the fourth quarter of 2008 based on its pilot program results.  We are very excited about our proven results in the Cotton Valley and the potential of the emerging Haynesville/Bossier Shale play.  We look to apply our best in class field operations to maximize our potential in all productive zones in East Texas and North Louisiana.”

RESERVE INFORMATION

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The description regarding the Haynesville/Bossier Shale above includes a reference to reserve potential.  Forest uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Forest from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Forest.  Investors are urged to consider closely the disclosure in Forest’s Annual Report on Form 10-K for fiscal year ended December 31, 2007, copies of which are available for free from Forest by writing Forest at 707 17th Street, Suite 3600, Denver, CO 80202, Attention:  Investor Relations, or by calling Investor Relations at 303-812-1400, or visiting Forest’s website at www.forestoil.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

June 30, 2008